EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

         We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to Registration Statement (Form F-3/A number 333-138044) and related Prospectus of Attunity Ltd for the registration of 7,720,571 of its ordinary shares and to the incorporation by reference therein of our report dated March 10, 2006, with respect to the consolidated financial statements of Attunity Ltd included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER
November 21, 2006	A Member of Ernst & Young Global